UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2011

Alion Science and Technology Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-89756	54-2061691
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 Tysons Boulevard, Suite 1300, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-918-4480

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

On April 6, 2011, Alion Science and Technology Corporation ("Alion" or the "Company") filed a current report on Form 8-K to report the September 30, 2010 sale of approximately $1.7 million of common stock to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the "Trust"). The Company sold approximately 64,827 shares to the Trust at an average price of $26.65 per share for aggregate proceeds of approximately $1.7 million. The Company issued approximately 189,702 additional shares to the Trust, at an average price per share of $27.15, as a contribution to the employee stock ownership plan ("ESOP") component of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the "KSOP"). The shares of common stock were offered to the Trust pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 8.01 Other Events.

State Street Bank and Trust Company, as trustee ("the Trustee") of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the "ESOP"), has selected a final value of $27.15 per share for Alion’s common stock as of March 31, 2011 (the "Valuation Date").

The Trustee engaged an outside independent third party valuation firm to assist the Trustee in establishing a value for the Company’s common stock as of the Valuation Date using the following valuation methods: (i) Discounted Cash Flow Method; (ii) Guideline Company Method (i.e., the use of pricing evidence from similar, publicly traded companies to derive market-based pricing multiples); and (iii) Transaction Method (i.e., the use of mergers and acquisitions within Alion’s industry to derive market-based pricing multiples).

The methodology used for this valuation is consistent with the previous valuations conducted by the valuation firm on behalf of the Trustee.

Some of the factors that influenced the Trustee’s decision to select the value of $27.15 per share were the following: (i) valuation EBITDA for the 12-month period ended March 31, 2011 remained stable relative to valuation EBITDA for fiscal year 2010 due to delays in contract awards; (ii) the Company’s value as indicated by the Discounted Cash Flow Method was higher relative to the September 30, 2010 valuation analysis; (iii) selected pricing multiples in the Guideline Company Method did not change relative to selected multiples in the September 30, 2010 analysis; (iv) selected pricing multiples in the Transaction Method did not change relative to selected multiples in the September 30, 2010 analysis; (v) the fair market value of Alion’s debt was higher at March 31, 2011 compared with September 30, 2010 due to the increase in the fair market value of the senior unsecured bonds as the maturity date of this debt approaches, as well as the accrual of paid-in-kind interest; and (vi) fully-diluted common shares outstanding increased 195,502 shares between September 30, 2010 and March 31, 2011 due to common shares issued by the Company.

The valuation firm prepared a written report, which is solely for the Trustee’s use in connection with its administration and operation of the ESOP, containing its procedures, analyses, and opinion as to the appropriate value of the Company’s common stock. In preparing its report, the valuation firm used various financial and other information provided to the valuation firm by Alion’s management or obtained from other private and public sources including financial projections prepared by management of the Company, and relied on the accuracy and completeness of this information. There is no assurance that the valuation firm, or any other financial adviser that the Trustee might choose, will utilize the same process of methodologies in connection with future valuations of Alion common stock, or that such advisor(s) will reach conclusions that are consistent with those presented herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alion Science and Technology Corporation

May 11, 2011	By:	/s/ Michael J. Alber

Name: Michael J. Alber
Title: Chief Financial Officer